SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2002

Summit America Television, Inc.

(Exact name of registrant as specified in its charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

0-25596	62-1282758

(Commission File Number)	(IRS Employer Identification No.)

400 Fifth Avenue South, Suite 205, Naples, Florida 34102

(Address of Principal Executive Offices) (Zip Code)

(239) 403-7055

(Registrant’s Telephone Number, Including Area Code)

Shop At Home, Inc.

(Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

     On August 14, 2002, the Registrant entered into a Share Purchase Agreement (the “Agreement”) with Scripps Networks, Inc., a subsidiary of The E.W. Scripps Company (“Scripps”), pursuant to which the Registrant agreed to sell a 70% interest in its television and Internet home shopping network (the “Network”) to Scripps. The transactions contemplated in the Agreement were approved on October 30, 2002, by a majority of the holders of the Registrant’s outstanding common stock, and the parties closed the transactions on October 31, 2002 (the “Closing”). As well as retaining a 30% interest in the Network, the Registrant retained ownership of its five full-power broadcast television stations, certain wireless spectrum rights, and tax-loss carry-forward benefits.

     Under the Agreement, the Registrant transferred its Network assets to a subsidiary of the Registrant (the “Operating Company”) in a two-tier holding company structure. The Operating Company received substantially all the assets of the Network (with the exception of $3 million in cash retained by the Registrant to comply with credit facility financial covenants), and it assumed certain of the Network’s current liabilities. The Registrant retained its obligations under its $17.5 million senior credit facility and its $75,000,000 of 11% Senior Secured Notes due 2005, and also retained certain liabilities associated with pending litigation and certain other contractual obligations. The Registrant sold a 70% interest in the Operating Company to Scripps for a cash purchase price of $49.5 million. Scripps and the Registrant have agreed that the acquisition will be accounted for as an acquisition of assets.

     The Operating Company is governed by a five member board, three members of which have been selected by Scripps and two by the Registrant. Scripps has agreed to loan up to $35.0 million to the Operating Company to be used for working capital purposes.

     The Registrant has the right to require Scripps to purchase the 30% interest retained by the Registrant in the Operating Company during the period beginning on the second anniversary of the Closing and ending on the fifth anniversary, at a cash purchase price equal to the fair market value of the 30% interest. After five years, Scripps will have the right to require the Registrant to sell the 30% interest to Scripps at a price equal to fair market value. Scripps also has the right to require the Registrant to sell its 30% interest upon the occurrence of certain other events, including a change of control of the Registrant, the Registrant’s breach of certain obligations to Scripps or the Registrant’s insolvency. The Registrant is restricted in its ability to sell its 30% interest to a third party without first offering to sell the interest to Scripps. Scripps is restricted in its ability to sell all or a part of its 70% interest to a third party, if such transfer would result in a change of control of the Operating Company, unless the purchaser also agrees to purchase the Registrant’s interest. If the Registrant declines to sell its interest, Scripps has the right, but not the obligation, to require the Registrant to sell its interest at the same price.

     At Closing, Scripps loaned $47.5 million to the Registrant payable in full on or before October 31, 2005. The Registrant may prepay the loan in whole or in part prior to maturity without penalty or premium. Interest accrues on the loan at the annual rate of 6% and is payable quarterly. Payment and performance of the loan obligations are secured by an assignment of the Registrant’s 30% interest in the Operating Company, a security interest in the assets of the Registrant’s television stations located in the Boston, San Francisco and Cleveland markets, and a security interest in the stock of the Registrant’s subsidiaries that own the assets and hold the licenses of those television stations. The Registrant has used the sale proceeds and loan proceeds to retire its existing debt and for working capital purposes.

     The Registrant has entered into a three-year affiliation agreement with the Operating Company, under which the Registrant has agreed to carry the Network’s programming on its five broadcast television stations, located in the Boston, San Francisco, Cleveland, Raleigh and Bridgeport, Connecticut, markets. The Registrant retains the right to terminate this affiliation agreement after 15 months.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT AMERICA TELEVISION, INC. (Registrant)

By: /s/ George R. Ditomassi

George R. Ditomassi President

Date: November 15, 2002